Exhibit 99

Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

February 27, 2003

Avnet, Inc. to Present at the Morgan Stanley
and Raymond James Conferences on March 4, 2003

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today announced Roy Vallee, Avnet’s chairman and chief executive officer, will present at the Morgan Stanley Semiconductor and Systems Conference to be held in Dana Point, California on Tuesday, March 4, 2003 at 1:30 p.m. Pacific, 4:30 p.m. Eastern time. In addition, Ray Sadowski, Avnet’s chief financial officer, will present that day at the Raymond James 24th Annual Institutional Investors Conference to be held in Orlando, Florida. Mr. Sadowski’s presentation will begin at 8:05 a.m. Eastern time. Both presentations will be broadcast live over the Internet at www.ir.avnet.com. Interested parties should log on to the Avnet Web site 15 minutes prior to the presentation time to register for the event and download any necessary software.

Also available at www.ir.avnet.com are recent Web cast events, including Avnet’s presentation at the Goldman Sachs Technology Investment Symposium on February 24, 2003, Second Quarter Earnings Announcement on January 23, 2003, and the Company’s presentation at the Credit Suisse First Boston Fixed Income Conference on February 11, 2003, as well as upcoming events and other information. Also available at www.ir.avnet.com are the slide presentations utilized for these events.

Additional Information

Phoenix, Arizona-based Avnet, Inc. is the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:

John J. Hovis
Vice President and Director, Investor Relations
investorrelations@avnet.com
480-643-7053

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